Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 3 TO RIGHTS AGREEMENT (this “Amendment No. 3”) dated as of March 1, 2012, is between Swift Energy Company, a Texas corporation (the “Company”), and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

A. Recitals.

1.           The Company and the Rights Agent are parties to a Rights Agreement, dated as of August 1, 1997, as amended and restated as of March 31, 1999, and as further amended December 28 2005 and December 21, 2006 (the "Rights Agreement").

2.           Section 27 of the Rights Agreement gives the Company the authority to amend the Rights Agreement and the Company desires to amend the Rights Agreement as set forth below to terminate the Rights Agreement by accelerating the expiration thereof.

B. Amendments to Rights Agreement.

1.           Amendment to Section 7.

Subsection (a)(i) of Section 7 of the Rights Agreement as set forth in Amendment 2 thereto is hereby amended by deleting the language in subsection (a)(i) in its entirety and replacing it with “(i) the Close of Business on March 1, 2012 (the “Final Expiration Date”).”

2.           Amendment of Form of Rights Certificate attached to the Rights Agreement as Exhibit B.

The Form of Rights Certificate attached to Amendment No. 2 to the Rights Agreement shall be amended to reflect this Amendment No. 3, including any conforming changes applicable thereto.

3.           Effectiveness.

This Amendment No. 3 shall be deemed effective as of March 1, 2012 as if executed on such date. Upon the effectiveness of this Amendment No. 3 the Rights Agreement will expire.

4.           Miscellaneous.

This Amendment No. 3 shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

This Amendment No. 3 may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

If any term, provision, covenant or restriction of this Amendment No. 3 is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 3 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be duly executed, as of the 1st day of March, 2012.

SWIFT ENERGY COMPANY
By:	/s/ Bruce H. Vincent
Bruce H. Vincent President

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent
By:	/s/ Paula Caroppoli
Paula Caroppoli Senior Vice President